Exhibit 2.1

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

Effective as of May 2, 2019, this Amendment No. 1 (this “Amendment”) to Agreement and Plan of Merger, dated as of April 12, 2019 (the “Merger Agreement”), is made and entered into by and among Jefferies Financial Group Inc., a New York corporation (“Parent”), Heat Merger Sub, LLC, a Delaware limited liability company and a wholly-owned Subsidiary of Parent (“Merger Sub”), and HomeFed Corporation, a Delaware corporation (the “Company”). Each capitalized term used and not defined herein shall have the meaning assigned to it in the Merger Agreement.

WHEREAS, the Parties desire to amend the Merger Agreement as set forth in this Amendment, including to amend the Exchange Ratio to 2.0 (without any adjustments), to eliminate the Election and to make certain related amendments;

WHEREAS, pursuant to Section 8.03 of the Merger Agreement, the Merger Agreement may be amended by an instrument in writing signed on behalf of each of the Parties;

WHEREAS, the Special Committee of the Company Board has unanimously (i) determined that this Amendment is in the best interests of the Company and its Public Stockholders, (ii) approved, adopted and declared advisable this Amendment and determined that the terms and conditions of the Merger Agreement be amended as provided herein, and (iii) recommended to the Company Board that the Company Board (A) approve and adopt this Amendment and (B) recommend to the Company stockholders that the Company stockholders adopt the Merger Agreement as amended by this Amendment;

WHEREAS, upon receipt of such approval and recommendation of the Special Committee, the Company Board has (i) determined that this Amendment is in the best interests of the Company and its Public Stockholders, (ii) approved, adopted and declared advisable this Amendment and determined that the terms and conditions of the Merger Agreement be amended, and (iii) directed that this Amendment be submitted to a vote of the stockholders and (iv) recommended to the Company stockholders that the Company stockholders adopt this Amendment;

WHEREAS, the board of directors of Parent has (i) determined that this Amendment is in the best interest of Parent and (ii) approved and declared advisable this Amendment; and

WHEREAS, Parent, as the sole member of Merger Sub, has (i) determined that this Amendment is in the best interest of Merger Sub and its sole member and (ii) approved and declared advisable this Amendment.

NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree to amend the Merger Agreement as follows:

1.	Section 2.01(c) of the Merger Agreement is amended and restated in its entirety as follows:

“Conversion of Company Common Stock. (i) Subject to Section 2.02 and Section 2.04, each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.01(b)) shall be converted into the right to receive a number of validly issued, fully paid and nonassessable shares of Parent Common Stock equal to the Exchange Ratio (the “Merger Consideration”).

(ii) All such shares of Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares in book-entry form) that immediately prior to the Effective Time represented any such shares of Company Common Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate in accordance with Section 2.02, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Parent Common Stock or Company Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred (whether by merger, consolidation, conversion or otherwise), or there occurs a record date with respect to any of the foregoing, then any number or amount contained herein which is based upon the number of shares of Parent Common Stock or Company Common Stock, as the case may be, will be appropriately adjusted to provide to Parent and the holders of Company Common Stock the same economic effect as contemplated by this Agreement prior to such event; provided, however, that this sentence shall not be construed to permit Parent or the Company to take any action with respect to its securities that is prohibited by the terms of this Agreement.”

2.	Section 2.02(a) of the Merger Agreement is amended and restated in its entirety as follows:

“Exchange Agent. Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as exchange agent (the “Exchange Agent”) for the payment of the Merger Consideration. At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, for the benefit of the holders of Certificates and those holding in book-entry form, for exchange in accordance with this Article II through the Exchange Agent, the number of shares of Parent Common Stock (in book-entry form) to be issued as the Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.02(f). All such Parent Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the “Exchange Fund”.”

3.	The first sentence of Section 2.02(d) of the Merger Agreement is amended by deleting the words “(who makes a Stock Election).”

4.	Section 2.03 of the Merger Agreement is amended and restated in its entirety as follows: “Section 2.03. Reserved.”

5.

The second sentence of Section 2.04 of the Merger Agreement is amended by deleting the words “(and further treated as if the holder of such shares of Company Common Stock failed to properly make an Election with respect thereto by the Election Date).”

6.	Clauses (ii), (iv) and (v) of Section 3.03 of the Merger Agreement are amended and restated in their entirety as follows:

“(ii) the filing with the SEC of the Form S-4 and any other filings and reports that may be required in connection with this Agreement and the Transactions under the Exchange Act, (iii) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable securities laws and stock exchange rules and (iv) any other actions or filings the absence of which would not, individually on in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.”

7.	Clause (i) of Section 3.09 of the Merger Agreement is amended and restated in its entirety as follows:

“(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading,”

8.	Clause (i) of Section 4.10 of the Merger Agreement is amended and restated in its entirety as follows:

“(i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.”

9.	Section 4.18 of the Merger Agreement is amended and restated in its entirety as follows:

“Opinion of Financial Advisor. The Special Committee has received a written opinion or an oral opinion to be subsequently confirmed in writing from the Committee Financial Advisor to the effect that, as of the date of such opinion, and subject to the assumptions, limitations, qualifications, procedures and conditions set forth therein, the Exchange Ratio provided for in the Transaction pursuant to the Agreement is fair to the holders of Company Common Stock (other than the Excluded Persons) from a financial point of view (the “Opinion”). Prior to the execution of Amendment No. 1 to this Agreement, the Special Committee has furnished a draft of the Opinion to the Company Board for use in the connection with its consideration of the Special Committee’s recommendation to the Company Board and its evaluation and approval of a transaction. Promptly after the execution of Amendment No. 1 to this Agreement, the Special Committee will furnish to Parent, solely for informational purposes, a true and complete executed copy of the Opinion.”

10.	The heading in Section 6.01 of the Merger Agreement is amended and restated in its entirety as follows:

“Section 6.01.    Preparation of the Form S-4 and Proxy Statement; Company Stockholders Meeting.”

11.	Sections 6.01(a), (b) and (c) of the Merger Agreement are amended and restated in their entirety as follows:

“(a) As promptly as practicable after the date hereof the Company shall use reasonable best efforts to prepare and cause to be filed with the SEC a proxy statement to be sent to the stockholders of the Company relating to the Company Stockholders Meeting (together with any amendments or supplements thereto, the “Proxy Statement”) and Parent shall prepare and cause to be filed with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus, and Parent and the Company shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing. Each of the Company and Parent shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and the Proxy Statement, and the Form S-4 and the Proxy Statement shall consider in good faith the inclusion of all information reasonably requested by such other party to be included therein. Each of the Company and Parent shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or the Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or the Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of the Company and Parent (i) shall provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall consider in good faith the inclusion in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed, but, in each case, the foregoing shall not apply to any document relating to a Change in Recommendation. Each of the Company and Parent shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of the Company and Parent shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of the Company and Parent shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable state securities or “blue sky” laws and the rules and regulations thereunder in connection with the Transactions.

(b) If prior to the Effective Time, any event occurs with respect to Parent, or any change occurs with respect to other information supplied by Parent for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, Parent shall promptly notify the Company of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement. Nothing in this Section 6.01(b) shall limit the obligations of any party under Section 6.01 (a).

(c) If prior to the Effective Time, any event occurs with respect to the Company or any Company Subsidiary, or any change occurs with respect to other information supplied by the Company for inclusion in the Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Proxy Statement or the Form S-4, the Company shall promptly notify Parent of such event, and the Company and Parent shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement. Nothing in this Section 6.01(c) shall limit the obligations of any party under Section 6.01(a).”

12.	Clause (iii) of Section 7.02(a) of the Merger Agreement is amended and restated in its entirety as follows:

“(iii) the other representations and warranties of the Company set forth in Article IV shall be true and correct as of the date of this Agreement and as of and as though made on the Closing Date (except for any representations and warranties that expressly relate to a specified date, which representation and warranty shall have been true and correct as of such specified date, and except for each of the representations and warranties of the Company set forth in Section 4.18 (Opinion of Financial Advisor), which shall be true and correct as of the date of Amendment No. 1 to this Agreement and as of and though made on the Closing Date); provided that notwithstanding anything herein to the contrary, the condition set forth in clause (iii) of this Section 7.02(a) shall be deemed to have been satisfied even if any representations and warranties of the Company are not so true and correct unless the failure of such representations and warranties of the Company to be so true and correct (read for purposes of clause (iii) of this Section 7.02(a) without any materiality, Company Material Adverse Effect or similar qualification), individually or in the aggregate, has had or would reasonably be likely to have a Company Material Adverse Effect, and Parent shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.”

13.	The definition of “Exchange Ratio” in Section 9.03 of the Merger Agreement is amended and restated in its entirety as follows: “Exchange Ratio” means 2.0.

14.	Section 9.03 of the Merger Agreement is amended by deleting in their entirety the following definitions:

“Average Parent Stock Price”, “Schedule 13E-3” and “Trading Day.”

15.	Annex I of the Merger Agreement is amended by deleting in their entirety the following definitions:

“Cash Electing Share”, “Cash Election”, “Cash Election Consideration”, “Election Date”, “Form of Election”, “Schedule 13E-3”, “Stock Electing Share”, “Stock Election” and “Stock Election Consideration.”

16.	Exhibit B to the Merger Agreement is amended and restated in its entirety as set forth on Annex A hereto.

17.	Effectiveness of Amendment. This Amendment has been executed in accordance with the terms of Section 8.03 of the Merger Agreement and shall become effective as of the date hereof.

18.

Entire Agreement. This Amendment, the Merger Agreement, and the terms and provisions hereof and thereof constitute the entire agreement among the Parties pertaining to the subject matter hereof and thereof and supersede any and all prior or contemporaneous agreements relating to the subject matter hereof or thereof. Except as expressly amended hereby, the Merger Agreement shall remain unchanged and in full force and effect.

19.

Miscellaneous. The provisions of Sections 8.03 (Amendment), 8.04 (Extension; Waiver), 9.02 (Notices), 9.04 (Interpretation), 9.05 (Severability), 9.07 (Entire Agreement; No Third-Party Beneficiaries), 9.08 (Governing Law), 9.09 (Assignment), 9.10 (Specific Performance), 9.11 (Waiver of Jury Trial) shall apply to this Amendment mutatis mutandis.

20.

Counterparts. This Amendment may be executed in counterparts (including by facsimile or .pdf or other similar medium), each one of which shall be deemed an original and all of which together shall constitute one and the same Amendment.

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IN WITNESS WHEREOF, the Parties have executed this Amendment as of the date written above.

HOMEFED CORPORATION

By:

/s/ Christian E. Foulger
	Name:	Christian E. Foulger
	Title:	President

JEFFERIES FINANCIAL GROUP INC.

By:

/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	Executive Vice President and General Counsel

HEAT MERGER SUB, LLC

By:

/s/ Michael J. Sharp
	Name:	Michael J. Sharp
	Title:	President, Treasurer and Secretary

Annex A

Exhibit B

Letter of Transmittal

See attached.

LETTER OF TRANSMITTAL

To Exchange Shares of HomeFed Corporation Common Stock, Par Value $0.01 Per Share,

Pursuant to the Merger of HomeFed Corporation and Jefferies Financial Group Inc.

This Letter of Transmittal is furnished in connection with the Agreement and Plan of Merger, dated as of April 12, 2019, as amended by Amendment No. 1 to Agreement and Plan of Merger, dated as of May 2, 2019 (as amended, the “Merger Agreement”) among HomeFed Corporation (“HomeFed”), Jefferies Financial Group Inc. (“Jefferies”), and Heat Merger Sub, LLC, a wholly-owned subsidiary of Jefferies (“Merger Sub”). Pursuant to the Merger Agreement, HomeFed will be merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly-owned subsidiary of Jefferies. At the effective time of the Merger, each issued and outstanding share of HomeFed common stock, other than shares of HomeFed common stock owned by HomeFed, Jefferies or any of its subsidiaries (including Merger Sub) or dissenting stockholders, will be automatically canceled and converted into the right to receive 2.0 shares of Jefferies common stock, par value $1.00 per share. Please read carefully this entire Letter of Transmittal and the accompanying instructions before completing any of the boxes below.

The undersigned represents that I (we) have full authority to surrender without restriction the certificate(s) for exchange. You are hereby authorized and instructed to prepare in the name of and deliver to the address indicated below (unless otherwise instructed in the boxes in the following page) (i) Jefferies common shares and (ii) a check in lieu of a fractional share equal to such fractional amount multiplied by the last reported sale price of Jefferies common shares on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Jefferies and HomeFed) on the last complete trading day prior to the date of the effective time of the merger (a “Fractional Share Check”), if applicable. IN ADDITION, THE UNDERSIGNED HAS READ AND AGREES TO ALL OF THE TERMS AND CONDITIONS SET FORTH IN THE MATERIALS ACCOMPANYING THIS LETTER OF TRANSMITTAL. PLEASE READ CAREFULLY THIS ENTIRE LETTER OF TRANSMITTAL AND THE ACCOMPANYING INSTRUCTIONS BEFORE COMPLETING ANY OF THE BOXES BELOW.

Pursuant to the Merger, the undersigned encloses herewith and surrenders the following certificate(s) representing shares of HomeFed Corporation common stock:

Name(s) and Address of Registered Holder(s) If there is any error in the name or address shown below, please make the necessary corrections	DESCRIPTION OF SHARES SURRENDERED (Please fill in. Attach separate schedule if needed)
	Certificate No(s)	Number of Shares

TOTAL SHARES F

Method of delivery of the certificate(s) is at the option and risk of the owner thereof.    See Instruction 1.

Mail or deliver this Letter of Transmittal together with the certificate(s) representing your shares of HomeFed Corporation to:

If delivering by mail:	If delivering by hand or courier:
[American Stock Transfer & Trust Company, LLC] [Operations Center] [Attn: Reorganization Department] [P.O. Box 2042] [New York, New York 10272-2042]	[American Stock Transfer & Trust Company, LLC] [Operations Center] [Attn: Reorganization Department] [6201 15th Avenue] [Brooklyn, New York 11219]

For assistance call [•]

☐ Check this box if your certificate(s) has been lost, stolen, misplaced or mutilated. See Instruction 5 below.
SPECIAL ISSUANCE/PAYMENT INSTRUCTIONS	SPECIAL DELIVERY INSTRUCTIONS
Complete ONLY if the check is to be issued in a name which differs from the name on the surrendered certificate(s). Issue to:	Complete ONLY if check is to be mailed to some address other than the address reflected above. See Instructions 4. Mail to:

Name:	Name:

Address:	Address:

(Please also complete Form W-9, found below, AND see instructions regarding signature guarantee. See Instructions 3, 4, 6 and 7)

The undersigned certifies that I (we) (i) have complied with all requirements as stated in the instructions for completing the Letter of Transmittal, (ii) was/were the registered holder(s) of the shares of HomeFed common stock represented by the shares referenced in this Letter of Transmittal on [●], 2019, have full authority to surrender these certificate(s) or book entry shares, as applicable, (iii) give the instructions in this Letter of Transmittal and warrant that the shares represented by these certificates or book-entry shares, as applicable, are free and clear of all liens, restrictions, adverse claims and encumbrances, (iv) understand and agree that the “Instructions for Completing the Letter of Transmittal” included in this Letter of Transmittal are part of the terms and conditions for surrender of the shares and are incorporated herein by reference, (v) understand and agree that, subject to the terms and conditions of the Merger Agreement, upon receipt of Jefferies common shares (or cash in lieu of any fractional shares of Jefferies), as provided for under the Merger Agreement, I (we) shall have received full payment for all shares owned by me (us) immediately prior to the effectiveness of the merger and (vi) understand and agree that, delivery of the certificate(s) (if any) shall be effected, and risk of loss and title to the certificate(s) shall pass, only upon receipt of any certificate(s) by [AST]. All authority herein conferred or agreed to be conferred herein shall not be affected by, and shall survive the death or incapacity of, the undersigned and any obligation of the undersigned hereunder shall be binding upon the heirs, personal representatives, successors and assigns of the undersigned.

YOU MUST SIGN IN THE BOX BELOW AND PROVIDE YOUR TAX ID NUMBER ON THE SUBSITUTE FORM W-9 BELOW

SIGNATURE(S) REQUIRED Signature(s) of Registered Holder(s) or Agent	SIGNATURE(S) GUARANTEED (IF REQUIRED) See Instruction 3.

Must be signed by the registered holder(s) EXACTLY as name(s) appear(s) on stock certificate(s) or in the account registration. If signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer for a corporation acting in a fiduciary or representative capacity, or other person, please set forth full title. See Instructions 2, 3 and 7.

Registered Holder

Registered Holder

Title, if any

Date: ________________

Phone No.: _____________________

Unless the shares are tendered by the registered holder(s) of the common stock, or for the account of a participant in the Securities Transfer Agent’s Medallion Program (“STAMP”), Stock Exchange Medallion Program (“SEMP”) or New York Stock Exchange Medallion Signature Program (“MSP”) (an “Eligible Institution”), the signature(s) must be guaranteed by an Eligible Institution. See Instruction 3.

Authorized Signature

Name of Firm

Address of Firm - Please Print

INSTRUCTIONS FOR COMPLETING THE LETTER OF TRANSMITTAL

(Please read carefully the instructions below)

Unless otherwise indicated under the box labeled “Special Issuance/Payment Instructions” above, (i) Jefferies common shares; and (ii) a check in lieu of a fractional share equal to such fractional amount multiplied by the last reported sale price of Jefferies common shares on the New York Stock Exchange (as reported in the Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Jefferies and HomeFed) on the last complete trading day prior to the date of the effective time of the merger (a “Fractional Share Check”), if applicable will be issued in each case in the name(s) of the registered holder(s) shown in the box labeled “Names(s) and Address of Registered Holder(s), above. Unless otherwise indicated in the box labeled “Special Delivery Instructions”, above, (i) Jefferies common shares and (ii) a Fractional Share Check, if applicable, will be mailed in each case to the address of the registered holder(s) shown in the box labeled “Name(s) and Address of Registered Holder(s)” above.

1. Method of Delivery: Your old certificate(s), as applicable, and the Letter of Transmittal (including properly filled out and executed pages 1, 2, 3 and a properly filled out and executed Form W-9) must be sent or delivered to [American Transfer & Trust Company, LLC] (the “Exchange Agent”). Do not send your certificates to HomeFed Corporation or Jefferies Financial Group Inc. Shares held in book entry form or are un-certificated need not be submitted (although this Letter of Transmittal must be completed). The method of delivery of certificates to be surrendered to the Exchange Agent at the address set forth on the front of this Letter of Transmittal is at the option and risk of the surrendering stockholder. Delivery will be deemed effective only when received. If you submit this Letter of Transmittal by facsimile, you must also send or deliver your certificate(s) in order to receive payment. If the certificate(s) are sent by mail, registered mail with return receipt requested and proper insurance is suggested.

2. Payment in the Same Name: If Jefferies common shares and a Fractional Share Check (if applicable) are to be issued in the same name as the surrendered HomeFed certificate is registered, the Letter of Transmittal should be completed and signed exactly as the surrendered certificate is registered. Do not sign the stock certificate(s). Signature guarantees are not required if the certificate(s) surrendered herewith are submitted by the registered owner of such shares who has not completed the section entitled “Special Payment/Issuance Instructions” or are for the account of an Eligible Institution. If any of the shares surrendered hereby are owned by two or more joint owners, all such owners must sign this Letter of Transmittal exactly as written on the face of the certificate(s). If any shares are registered in different names on several certificates, it will be necessary to complete, sign and submit as many separate Letters of Transmittal as there are different registrations. Letters of Transmittal executed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations, or others acting in a fiduciary capacity who are not identified as such in the registration must be accompanied by proper evidence of the signer’s authority to act.

3. Payment in Different Name: If the section entitled “Special Payment/Issuance Instructions” is completed, then signatures on this Letter of Transmittal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity that is an Eligible Institution. If the surrendered certificates are registered in the name of a person other than the signer of this Letter of Transmittal, or if payment is to be made to a person other than the signer of this Letter of Transmittal, or if the payment is to be made to a person other than the registered owner(s), then the surrendered certificates must be endorsed or accompanied by duly executed stock powers, in either case signed exactly as the name(s) of the registered owners appear on such certificate(s) or stock power(s), with the signatures on the certificate(s) or stock power(s) guaranteed by an Eligible Institution as provided herein.

4. Special Payment/Issuance and Delivery Instructions: Indicate the name in which and address to which the Jefferies common shares and a Fractional Share Check (if applicable) are to be sent if different from the name and/or address of the person(s) signing this Letter of Transmittal. If Special Payment/Issuance Instructions have been completed, a Form W-9 must also be completed for the person named therein, and that person will be considered the record owner.

5. Letter of Transmittal Required; Surrender of Certificate(s); Lost Certificate(s): You will not receive your Jefferies common shares and a Fractional Share Check (if applicable) unless and until you deliver this Letter of Transmittal, properly completed and duly executed, to the Exchange Agent, together with the certificate(s) evidencing your shares of HomeFed common stock and any required accompanying evidences of authority. If your certificate(s) has been lost, stolen, misplaced or destroyed, contact the Exchange Agent for instructions at [•] prior to submitting your certificates for exchange. Any HomeFed stockholder who has lost certificates should make arrangements (which may include the posting of a bond or other satisfactory indemnification and an affidavit of loss) to replace lost certificates. Such arrangements should be made with Exchange Agent.

6. Form W-9: Under the federal income tax law, a non-exempt stockholder is required to provide the Exchange Agent with such stockholder’s correct Taxpayer Identification Number (“TIN”) on the enclosed Form W-9. If the certificate(s) are in more than one name or are not in the name of the actual owner, consult the enclosed Form W-9 guidelines for additional guidance on which number to report. Failure to provide the information on the form may subject the surrendering stockholder to 24% backup withholding on the payment of any cash. Write “Applied For” in the space for the TIN, and sign and date the form if a TIN has not been issued and the stockholder has applied for a number or intends to apply for a number in the near future. If a TIN has been applied for and the Exchange Agent is not provided with a TIN before payment is made, the Exchange Agent may withhold 24% on all payments to such surrendering stockholders of any cash consideration due for their former shares. Please review the enclosed Form W-9 for additional details on what Taxpayer Identification Number to give the Exchange Agent.

7. Stock Transfer Taxes. If payment is to be made to any person other than the registered holder, or if surrendered HomeFed certificates are registered in the name of any person other than the person(s) signing the Letter of Transmittal, the amount of any stock transfer taxes (whether imposed on the registered holder or such person) payable as a result of the transfer to such person will be deducted from the payment for such securities if satisfactory evidence of the payment of such taxes, or exemption therefrom, is not submitted. Except as provided in this Instruction 7, it will not be necessary for transfer tax stamps to be affixed to the certificates listed in the Letter of Transmittal.

All questions as to the validity, form and eligibility of any surrender of certificates will be determined by the Exchange Agent and HomeFed and such determination shall be final and binding. Exchange Agent and HomeFed reserve the right to waive any irregularities or defects in the surrender of any certificates. A surrender will not be deemed to have been made until all irregularities have been cured or waived.

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IMPORTANT TAX INFORMATION

Under current U.S. federal income tax law, a Stockholder who tenders HomeFed stock certificates that are accepted for exchange may be subject to backup withholding. In order to avoid such backup withholding, the Stockholder should provide the Exchange Agent with such Stockholder’s correct taxpayer identification number and certify that such Stockholder is not subject to such backup withholding by completing the Form W-9 provided herewith. In general, if a Stockholder is an individual, the taxpayer identification number is the Social Security number of such individual. If the Exchange Agent is not provided with the correct taxpayer identification number, the Stockholder may be subject to a $50 penalty imposed by the Internal Revenue Service. For further information concerning backup withholding and instructions for completing the Form W-9 (including how to obtain a taxpayer identification number if you do not have one and how to complete the Form W-9 if the HomeFed stock certificates are held in more than one name), consult the enclosed instructions on Form W-9.

Certain Stockholders (including, among others, all corporations and certain foreign individuals) are not subject to these backup withholding and reporting requirements. In order to satisfy the Exchange Agent that a foreign individual qualifies as an exempt recipient, such Stockholder must submit a statement, signed under penalties of perjury, attesting to that individual’s exempt status, on a properly completed Form W-8BEN, Form W-8BEN-E or other Form W-8, as applicable. Such statements can be obtained from the Exchange Agent.

Failure to complete the Form W-9 will not, by itself, cause the HomeFed stock certificates to be deemed invalidly tendered, but may require the Exchange Agent to withhold a portion of the amount of any payments made pursuant to the merger. Backup withholding is not an additional federal income tax. Rather, the federal income tax liability of a person subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained provided that the required information is furnished to the Internal Revenue Service.

NOTE: FAILURE TO COMPLETE AND RETURN THE FORM W-9 MAY RESULT IN BACKUP WITHHOLDING OF A PORTION OF ANY PAYMENTS MADE TO YOU PURSUANT TO THE MERGER. PLEASE REVIEW THE ENCLOSED FORM W-9 FOR ADDITIONAL DETAILS.